EXHIBIT 3.1

FIFTH

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ETHAN ALLEN INTERIORS INC.

The undersigned, being the Chairman, President and Chief Executive Officer of Ethan Allen Interiors Inc. (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, do hereby certify that:

FIRST:  The Board of Directors of the Corporation has adopted, subject to approval by the Corporation’s stockholders, a resolution to amend the Amended and Restated Certificate of Incorporation of the Corporation to delete Article FIFTH in its entirety (the “Amendment”). The resolution to delete Article FIFTH in its entirety is a follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation shall be further amended by deleting Article FIFTH thereof in its entirety and substituting in lieu thereof the following:

“FIFTH:  Reserved.”

SECOND:  At the 2015 Annual Meeting of Stockholders held on November 24, 2015, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least the requisite number of shares required to vote in favor of the Amendment were voted in favor of the Amendment.

THIRD:  The Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective upon the filing of this Fifth Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed this 11th day of December, 2015.

By:	/s/ M. Farooq Kathwari
Name:	M. Farooq Kathwari
Title:	Chairman, President and Chief Executive Officer